Exhibit 3(i).2

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                             FARADAY FINANCIAL, INC.


         Faraday Financial, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

         DOES HEREBY CERTIFY:

         1. Pursuant to a unanimous written consent of the Board of Directors of the Corporation effective September 13, 2004, the Board of Directors of the Corporation duly adopted a resolution amending Article FIRST of the Certificate of Incorporation of the Corporation to read in its entirety as follows:

                  FIRST: The name of this corporation is HomeNet Corporation.

         2. Thereafter, pursuant to a resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         5. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Frank G. Gillen, its President, to be effective this 20th day of October, 2004.

                                                     HOMENET CORPORATION


                                                     By   /s/ Frank Gillen
                                                          ----------------------
                                                           Frank Gillen
                                                           President